Exhibit 19.1

INSIDER TRADING POLICY
MONTAUK RENEWABLES, INC.
LAST REVISION DATE	NOVEMBER 20, 2025
ISSUED BY	CHIEF LEGAL OFFICER

Overview

As a U.S. publicly traded entity, Montauk Renewables, Inc. (“Montauk” or the “Company”) and its affiliates are subject to various insider trading laws and regulations. This policy defines requirements for compliance with those applicable requirements.

Policy Highlights

You may not trade in securities while in possession of material information about a company’s securities that has not been publicly disclosed.

You may not share material, nonpublic information with family members, friends, or others who do not need to know the information as part of their work for Montauk.

Directors, officers, and certain other identified Montauk employees and individuals are
“blacked out” from trading in Montauk Securities prior to the quarterly earnings release.

The consequences of violating the insider trading laws and this Policy can be severe.

1 Scope and Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of the Company and the handling of confidential information about the Company and the companies with which Montauk does business, including each domestic and foreign subsidiary, partnership, venture or other business association that is effectively controlled by Montauk, either directly or indirectly (collectively, the “Company”). The Company’s Board of Directors has adopted this Policy to protect the Company’s reputation for integrity and ethical conduct and to promote compliance with applicable securities laws that prohibit certain persons who possess Material Nonpublic Information (as defined below) about a company from: (A) trading in securities of the company; or (B) providing (or “tipping”) Material Nonpublic Information to other persons who may trade in company securities based on that information. Should you have any questions regarding this Policy, please contact the Chief Legal Officer.

Key requirements of the Policy include:

• Prohibition on trading in Montauk securities while in possession of Material

Nonpublic Information.

• Prohibition on sharing Material Nonpublic Information with family members, friends, or others for purposes of trading in Montauk securities.

• Defining trading “blackout” periods, during which Directors, Executive Officers and certain other Montauk employees and designated individuals are prohibited from trading in Montauk securities.

• Establishing a trading pre-clearance procedure for Directors, Executive Officers, and certain other designated individuals.

2 Conflicts of Interest

It is the Company’s Policy to require its employees to avoid conflicts of interest between their obligations to the Company and their personal affairs. No Executive Officer or employee of Montauk should have an economic interest in or relationship with any firm, person, or corporation with whom the Company does business that could or would influence the employee in his or her actions on behalf of the Company, unless prior approval is granted by the Chief Executive Officer of the Company, in consultation with the Chief Legal Officer.

3 Confidentiality

No Executive Officer or employee of Montauk shall express opinions or divulge any information to third parties which in any way could be detrimental to the objectives of the Company.

4 Policy Review

The policy will be reviewed on an annual basis and updated with the date of review. The review is to ensure the policy aligns with Company goals, both short and long term, as well as any applicable changes in law. Updates to the policy will occur when applicable. The listing of required persons for which this policy applies will be reviewed on a semi-annual basis and maintained by the Chief Legal Officer.

5 Applicability of the Policy

5.1.1 Transactions Subject to the Policy

This Policy applies to transactions in Montauk securities (collectively referred to as “Company Securities”), including the Company’s common stock, options to purchase common stock, stock appreciation rights, restricted stock units, and any other types of securities that the Company may issue, including (but not limited to) preferred stock, non-convertible debt securities such as senior notes, convertible debt securities and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.

In addition, when a person who is subject to this Policy, in connection with working for the Company, becomes aware of Material Nonpublic Information of a company with which the Company does business, including customers and suppliers, this Policy also applies equally to transactions in the securities of such other company. Each person who is subject to this Policy must treat Material Nonpublic Information of the Company’s business partners, customers and suppliers with the same care required with respect to Company’s Material Nonpublic Information.

5.1.2 Persons Subject to the Policy

This Policy applies to all members of the Company’s Board of Directors, all Executive Officers and employees of the Company and its subsidiaries. The Company may also determine from time to time that other persons will be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information and certain stockholders of the Company (collectively, all such persons are referred to as “Company Persons”). This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described more fully below. A listing of the required persons subject to “Blackout Period” is in a separate document. Acknowledgement of this policy is communicated to each individual.

5.1.3 Transactions by Family Members and Others

This Policy applies to family members who reside with a Company Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in a Company Person’s household, and any family members who do not live in a Company Person’s household but whose transactions in Company Securities are directed by a Company Person or are subject to a Company Person’s influence or control, such as parents or children who consult with a Company Person before they trade in securities (collectively referred to as “Family Members”). Company Persons are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with such Company Persons before they trade in Company Securities, and Company Persons must treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for such Company Person’s own account. This Policy does not, however, apply to personal securities transaction of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to a Company Person or his or her Family Members.

5.1.4 Transactions by Entities that a Company Person Influences or Controls

This Policy applies to any entities that a Company Person influences or controls, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities” and, together with Company Persons and Family Members, “Insiders”), and transactions by these Controlled Entities must be treated for the purposes of this Policy and applicable securities laws as if they were for the Company Person’s own account.

6 Definition of Material Nonpublic Information

6.1 When Information is Considered Material

Information is considered “material” if a reasonable investor would consider that information important in deciding to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright- line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

• financial condition or results.

• unpublished projections regarding future earnings or losses, other earnings guidance, changes to previously announced earnings guidance or the decision to suspend earnings guidance.

• the gain or loss of a significant contract, customer, supplier, or finance source.

• pending or proposed mergers, acquisitions, dispositions, restructurings, tender offers, joint ventures, partnerships, or spin-offs.

• a change in dividend policy, the declaration of a stock split, an offering of additional securities or the establishment of a repurchase program for Company Securities.

• financing transactions not in the ordinary course of business.

• a significant change in management.

• significant raw material shortages or discoveries.

• significant pending or threatened litigation or government investigation.

• a significant disruption.

6.2 When Information is Considered Public

Information that has not been disclosed to the public is generally considered to be nonpublic information. To establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, newswire services, a broadcast on widely available radio or television programs, published in a widely available newspaper, magazine or news website, or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to our employees, or if it is only available to a select group of analysts, brokers, and institutional investors. The circulation of rumors, even if accurate and reported in the media, does not constitute effective widespread dissemination. As a rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the day on which the information is released (Please refer to Trading Window Chart in Section 7).

If, for example, the Company were to make an announcement after the commencement of trading on a Monday, Insiders must not trade in Company Securities until Thursday (assuming all such days are business days on which the Company’s stock is trading). Depending on the circumstances, the Company may determine that a longer or shorter period should apply to the release of specific Material Nonpublic Information.

6.3 When Information is Considered Nonpublic

6.3.1 Prohibition Against Insider Trading

6.3.1.1 No Transactions based on Material Nonpublic Information. No Insider may, directly or indirectly through third parties, buy, sell, or otherwise engage in any transactions in Company Securities if such Insider possesses Material Nonpublic Information. The only exceptions to this prohibition are described below under

“Permitted Transaction.”

6.3.1.2 No Recommendations based on Material Nonpublic Information.

No Insider may make recommendations or express opinions about trading in Company Securities if such Insider possesses Material Nonpublic Information.

6.3.1.3 No Tipping of Material Nonpublic Information. No Insider may, directly or indirectly, disclose (“tip”) Material Nonpublic Information to any person within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information about the Company.

Insiders may be liable for tipping Material Nonpublic Information to any third party (a “Tippee”). Tippees inherit an insider’s duties and may be liable for trading on Material Nonpublic Information illegally tipped to them by an Insider. Tipping may also result in the same penalties to the tipper as if he or she did actually trade. Just as tippers may be liable for the insider trading of their tippees, tippees who further pass along the material nonpublic information to other persons who trade may be similarly liable. Tippees can obtain Material Nonpublic Information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings. Therefore, Insiders must keep all Material Nonpublic Information relating to the Company strictly confidential (as further described below).

6.3.1.4 No Assistance. No Insider may assist anyone engaged in the activities described in sections (1)-(3) above.

6.3.1.5 Maintaining Confidentiality of Material Nonpublic Information. All Material Nonpublic Information relating to the Company is the property of the Company and the Company has the sole and exclusive right to determine how and when to disclose such information to the public. Unless specifically authorized by the Company, no Insider should publicly disclose Material Nonpublic Information and all such information must be kept strictly confidential.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to comply with applicable insider trading laws and preserve the Company’s ethical standards.

6.3.2 Other Prohibited Transactions in Company Securities

The Company has also determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if Insiders engage in certain types of other transactions. Therefore, the following rules are applicable to Insiders:

i. Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales or the taking of short positions of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits officers and directors from engaging in short sales of Company securities.

ii. Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that an Insider is trading based on Material Nonpublic Information and focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

iii. Hedging Transactions. Hedging or monetization transactions can be accomplished through several possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. Such hedging transactions may permit an Insider to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, Insiders may no longer have the same objectives as the Company’s other stockholders. Accordingly, hedging transactions by any Insider, or any of their designees, are prohibited under this Policy.

iv. Margin Accounts and Pledged Securities. Securities held in a margin account or pledged as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged, hypothecated, or otherwise used as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the owner is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company Securities. For these reasons, Insiders are prohibited from pledging or otherwise using Company Securities as collateral for a loan or other form of indebtedness, including, without limitation, holding Company Securities in a margin account as collateral for a margin loan.

v. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations like the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when an Insider is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on Company Securities. If an Insider determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the guidelines outlined below.

6.3.3 Permitted Transactions

Transactions under Company Plans. This Policy does not apply to transactions with the Company involving Company Securities, except as specifically noted.

a. Stock Options. This Policy does not apply to the exercise of employee stock options (where no shares of stock are sold to fund the exercise), or when shares are withheld by Montauk for the Company Person’s payment of withholding taxes or the applicable exercise price upon exercise (if authorized by the Company). This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, any other market sale of stock for the purpose of generating the cash needed to pay the exercise price of an option or related withholding taxes, or any market sale of stock following exercise.

b. Restricted Stock and Restricted Stock Units. This Policy does not apply to the vesting of restricted stock and restricted stock units under Montauk’s equity plans, or when related shares or units are withheld by Montauk for the Company Person to pay withholding taxes upon vesting (if authorized by the Company). This Policy does apply, however, to any market sale of stock upon vesting.

c. Employee Stock Purchase and Savings Plan and Deferred Compensation Plans. This Policy does not apply to purchases of Company Securities in Montauk’s employee stock purchase plan, 401(k) plan, or deferred compensation plans or similar employee benefit plans resulting from a Company Person’s periodic contribution of money to the plan pursuant to his or her payroll deduction election. This Policy does apply, however, to certain elections a Company Person may make under these plans, including: (a) an election to increase or decrease the percentage of his or her periodic contributions that will be allocated to his or her Montauk stock fund; (b) an election to switch an existing account balance into or out of a Company Person’s Montauk stock fund; (c) an election to borrow money against a Company Person’s plan account if the loan will result in a liquidation of some or all of his or her Montauk stock fund; (d) an election to withdraw money from a Company Person’s plan account if the withdrawal will result in a liquidation of some or all of his or her Montauk stock fund; and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to a Company Person’s Montauk stock fund.

d. Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under Montauk’s (or a broker-sponsored) dividend reinvestment p l a n r e s u l t i n g f r o m a C o m p a n y P e r s o n’ s r e i n v e s t m e n t o f dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions a Company Person chooses to make to the dividend reinvestment plan, and to a Company Person’s election to participate in the plan or increase his or her level of participation in the plan. This Policy also applies to a Company Person’s sale of any Company Securities pursuant to the plan.

e. Other Similar Transactions. Any other purchase of Company Securities from Montauk or sales of Company Securities to Montauk are not subject to this Policy.

f. Gifts. Bona fide gifts of Company Securities to a family member, charitable organization, or any other person (including a transfer to a family trust) are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of Material Nonpublic Information, or the person making the gift is subject to the trading restrictions specified below under the heading “Additional Procedures” and the sales by the recipient of the Company Securities occur during a Black Out Period (as defined below). However, whether a gift is a bona fide gift will depend on the circumstances surrounding each gift, including, but not limited to, the donor’s relationship with the recipient and the nature of the tax benefit to the donor.

g. Mutual Funds. Transactions in a mutual fund or other collective investment vehicle (e.g., hedge fund or exchange traded fund) that is invested in Company Securities and (1) is publicly traded and widely held, (2) is broad based and diversified, and (3) has investment discretion for fund investments exercised by an independent third party are not transactions subject to this Policy. Insiders should consult with the Chief Legal Officer if they have questions regarding whether a specific fund is considered “broad-based and diversified.”

7 Additional Procedures

A. The Company has established additional procedures, applicable only to certain persons (as described below), to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Material Nonpublic Information, and to avoid the appearance of any impropriety.

Pre-Clearance Procedures. Certain designated persons may not engage in any transaction at any time in Company Securities, including gifts involving the transfer of Company Securities, without first obtaining pre-clearance of the transaction from the Company by contacting the Chief Financial Officer and the Chief Legal Officer (the “Pre-Clearance Procedures”).

The following persons are subject to the Company’s Pre-Clearance Procedures:

• Members of the Montauk’s Board of Directors

• Executive Officers (those appointed by the Board of Directors, comprising the Executive Leadership Team).

• Specially Designated Individuals. The listing of such individuals is stored separately.

A request for pre-clearance to trade in Company Securities must be submitted in writing to the Chief Legal Officer (or other designated person) at least two business days in advance of the proposed transaction. When a request for pre-clearance is made, the requestor should confirm in the request that he or she (1) has reviewed this Policy and (2) is not aware of any Material Nonpublic Information about the Company.

The Company is under no obligation to approve a transaction submitted for pre- clearance and reserves the right to disallow the proposed transaction. If the Chief Legal Officer does not respond to a request for pre-clearance, the request will be deemed to have been denied. If a person seeks pre-clearance and permission to engage in the transaction is denied or not responded to, then he or she must refrain from initiating any transaction in Company Securities. If permission to engage in the transaction is granted, then the transaction must be initiated within two business days of receipt of pre-clearance, unless an exception is granted or the person becomes aware of Material Nonpublic Information before the trade is executed, in which case the preclearance is void and the trade must not be completed. If transactions are not affected within the time limit, pre-clearance must be resubmitted for review and approval by the Chief Legal Officer.

B. Quarterly Blackout Periods. Certain designated persons may not conduct any transactions involving Company Securities (other than as specified by this Policy) during certain “Blackout Periods.” Quarterly Blackout Periods begin on the first day of the last month of each fiscal quarter (March 1st, June 1st, September 1st and December 1st) and end at the beginning of the third business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the third business day following the public release of Company’s quarterly earnings and ending on the last day of the month immediately prior to the last month of the next fiscal quarter. For example, if the quarterly earnings were released after trading commenced on a Monday, the Window Period would begin on Thursday, giving the marketplace at least two full business days of trading in the Company’s stock following the release of earnings. The following persons are subject to quarterly Blackout Periods:

• Members of Montauk’s Board of Directors.

• Executive Officers (those appointed by the Board of Directors, comprising the Executive Leadership Team).

• Specially Designated Individuals

• All other persons identified by this Policy as subject to Blackout Periods

The Quarterly Blackout Periods apply, whether or not a reminder notice of the blackout is sent.

You are responsible for compliance with this Policy.

Earnings Period	Blackout Period Begins	Date of Release *	Window Opens	Window Closes
Annual Release	30 days prior to Fourth Quarter end (December 1) *Overlaps with the Q1 blackout period	March 12, 2026	48 hours after Q1 Earnings Release	June 1

First Quarter (January 1 – March 31)	30 days prior to Fourth Quarter end (December 1) *Overlaps with the Annual Release blackout period	May 7, 2026	48 hours after Q1 Earnings Release	June 1
Second Quarter (April 1 – June 30)	30 days prior to Second Quarter end (June 1)	August 6, 2026	48 hours after Q2 Earnings Release	September 1
Third Quarter (July 1 – Sept. 30)	30 days prior to Third Quarter end (September 1)	November 5, 2026	48 hours after Q3 Earnings Release	December 1

* Montauk is a Non-Accelerated Filer; our Quarterly reports are due 45-days after fiscal quarter-end; the Annual report is due 90 days after fiscal year-end. The actual date of Earnings Release may fluctuate based on outside variables. Please reach out to Chief Legal Officer or the Corporate Controller for any questions.

C. Event-Specific Blackout Periods. From time to time, an event may occur, or information may exist that is material to the Company and is known by only certain directors, officers and/or employees. So long as the event or information remains material and nonpublic, certain persons designated by the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer may not engage in any transaction in Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In either situation, the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer may notify these persons that they must not engage in transactions in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and must not be communicated to any other person. Exceptions will not be granted during an event- specific trading restriction period.

D. Exceptions. Blackout Periods do not apply to those transactions to which this Policy does not apply, as described above under the heading “Permitted Transactions.” Further, the requirements for Pre-Clearance Procedures and Blackout Periods do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, as described below under the heading “Rule 10b5-1 Plans.”

8 Rule 10b5-1 Plans

Rule 10b5-1 promulgated under the Exchange Act provides a defense from insider trading liability. To be eligible to rely on this defense, a person subject to this Policy must enter a Rule 10b5-1 Plan for transactions in Company Securities that meets the requirements of Rule

10b5-1 and the Rule 10b5-1 Trading Plan Guidelines (attached as Appendix A) (a “Rule 10b5-1 Plan”). If the Rule 10b5-1 Plan meets such requirements, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, Rule 10b5-1 Plans must be approved by the Chief Legal Officer.

Any Rule 10b5-1 Plan must be submitted to the Chief Legal Officer for approval five business days prior to the entry into the Rule 10b5-1 Plan. Subsequent modifications to any Rule 10b5-1 Plan must also be pre-approved by the Chief Legal Officer. Once a Rule 10b5-1 Plan is approved, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan is required.

9 Section 16 Reports

Certain Company Persons, including directors, officers designated as such for SEC reporting purposes by the Board of Directors and certain stockholders of the Company (collectively,

“Section 16 Reporting Persons”), are required to file reports with the SEC that disclose such

Company Person’s trading and other transactions relating to Company Securities (“Section 16

Reports”).

The Chief Legal Officer’s office will assist Section 16 Reporting Persons that are directors and officers in preparing and filing the required Section 16 Reports; however, such Section 16 Reporting Persons retain responsibility for the Section 16 Reports. To ensure compliance with all reporting requirements, such Section 16 Reporting Persons must, on the date of any trade, provide the Chief Legal Officer’s office with all information relating to the trade that is necessary to properly prepare a Form 4 or other Section 16 Report. Such Section 16 Reporting Persons must also execute a Form 4 or other Section 16 Report (either individually or through a duly authorized power of attorney) within enough time to allow the Chief Legal Officer’s office to electronically file the Form 4 via the SEC’s Electronic Data Gathering, Analysis, and Retrieval system before the end of the second business day following the trade.

10 Form 144A Reports

Certain Company Persons, including directors, certain officers designated by the Board of Directors and certain stockholders of the Company (collectively, “144A Reporting Persons”) are required to file a Form 144 before making an open market sale of Company Securities. A Form 144 notifies the SEC of the 144A Reporting Person’s intent to sell Company Securities. This form is generally prepared and filed by the 144A Reporting Person’s broker and is in addition to the Section 16 Reports filed on the 144A Reporting Person’s behalf by the Chief Legal Officer’s office.

11 Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to, or employment with, the Company. If an individual is in possession of Material Nonpublic Information when his or her service or employment terminates, that individual may not trade in Company Securities until that information has become public or is no longer material, as determined by the Chief Legal Officer. To facilitate the Chief Legal Officer’s determination, such an individual may not trade in Company Securities without first obtaining pre-clearance of the transaction from the Chief Legal Officer, in accordance with the pre-clearance procedures set forth in “Pre-Clearance Procedures” above.

12 Individual Responsibility

Insiders have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of Material Nonpublic Information. Each Company Person is individually responsible for making sure that he or she complies with this Policy, and that any of his or her Family Members or Controlled Entities also comply with this Policy. In all cases, the ultimate responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of Company, the Chief Legal Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

13 Violations

Consequences of Violations. The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in Company Securities, is prohibited by U.S. federal, state, and foreign laws. Insider trading violations are pursued vigorously by the SEC, the U.S. Department of Justice, state enforcement authorities and foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. Cases have been successfully prosecuted against individuals as a result of trading (1) by employees through foreign accounts, (2) by family members and friends, and (3) involving only a small number of shares. There are no exceptions for small or “immaterial” transactions. While the regulatory authorities concentrate their efforts on individuals who trade, or who tip inside information to others who trade, the U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to discipline by Company, including dismissal for cause, whether the individual’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation, and irreparably damage a career.

Reporting of Violations. Any Insider who violates this Policy or any U.S. federal, state or foreign laws governing insider trading, or knows of any such violation by any Insider, must report the violation immediately to the Chief Legal Officer.

This Insider Trading Policy is hereby adopted by Montauk Renewables as of the date set forth below.

__/s/ John Ciroli____________

John Ciroli
Chief Legal Officer

Appendix A

Rule 10b5-1 Trading Plan Guidelines

These guidelines are designed to facilitate the review of pre-arranged trading plans under Rule 10b5-1 (“Rule 10b5-1”) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) submitted to the Chief Legal Officer for review and pre-approval pursuant the Insider Trading Policy (the “Policy”) of Montauk Renewables, Inc. (the “Company”). Capitalized terms used in these guidelines without definition are as defined in the Policy. The Chief Legal Officer has been authorized by the Board of Directors of the Company to amend these guidelines at any time for the purpose of conforming these guidelines with applicable law, in accordance with legal advice, or the rules and regulations of the Securities and Exchange Commission.

Pre-Arranged Plan Provisions—Each pre-arranged trading plan will be reviewed and pre-approved by the Chief Legal Officer. The Chief Legal Officer will determine whether the proposed pre-arranged trading plan contains the following mandatory terms, unless the Chief Legal Officer recognizes there is an exception in a particular case.

 The plan must affirm an intent to comply with Rule 10b5-1.

 If the person entering into (or modifying) the plan is an “officer” (as defined in Rule 16a-1(f) of the Exchange Act, an “Officer”) of the Company or a member of the Board of Directors of the Company (a “Director”), the plan must include a certification by such person that, on the date of adoption (or modification) of the plan, such person is not in possession of material nonpublic information about the Company or its securities.

 If the person entering into (or modifying) the plan is an Officer or a Director, the plan must include a certification by the person that, on the date of adoption (or modification) of the plan, the person is adopting (or modifying) the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act.

 The plan must specify the nature of the transactions (e.g., purchase or sale).

 The plan must not permit the exercise of any subsequent influence over how, when or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the plan, did exercise such influence must not have been aware of material nonpublic information when doing so.

 The plan must specify the terms of all transactions (identify the amounts, prices, and dates of proposed transactions).

 If the person entering into (or modifying) the plan is an Officer or a Director, the plan must provide for a cooling-off period of at least the later of (1) 90 days after the adoption (or modification) of the plan and (2) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (or modified) (but not to exceed 120 days following plan adoption (or modification)), before execution of the first transaction (or next transaction, in the case of a modification) under the plan.

 If the person entering into (or modifying) the plan is not an Officer or Director, the plan must provide for a cooling-off period of at least 30 days after adoption (or modification) of the plan before execution of the first transaction (or next transaction, in the case of a modification) under the plan.

 The plan must specify a termination date that is at least six months following the effective date of the plan.

 If the person entering into (or modifying) the plan is an Officer or Director, the plan must include reporting compliance provisions, instructing parties effecting transactions to provide timely notification of such transactions to the Chief Legal Officer for purposes of assuring compliance with applicable reporting requirements, such as those arising under Rule 144 of the Securities Act of 1933 and Section 16 under the Exchange Act.

Additional Requirements/Considerations—The following requirements and considerations apply in connection with any pre-arranged trading plan, unless the Chief Legal Officer recognizes there is an exception in a particular case.

 A plan must be entered into (or modified) in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 under the Exchange Act.

 Once a plan has been entered into (or modified), the person entering into the plan must act in good faith with respect to such plan throughout the duration of the plan.

 Any modification or change to the amount, price or timing of the purchase or sale of securities underlying a plan will generally be considered a termination of such plan and the adoption of a new plan.

 The plan may not be entered into, modified, or terminated during a blackout period.

 The plan must be entered into, modified or terminated while the person entering into, modifying, or terminating the plan is not aware of any material nonpublic information regarding the Company and its securities.

 The plan may not be modified or terminated without the prior approval of the Chief Legal Officer, which approval may require a waiting period, as appropriate.

 The person entering into (or modifying) the plan may generally only have one pre-arranged trading plan in effect and active at any time. However, a person may maintain two separate plans at the same time so long as trading pursuant to the later-commencing plan is not authorized to begin until after all trades under an earlier-commencing plan are completed or have expired without execution (if an individual otherwise terminates the earlier-commencing plan, the later-commencing plan would be subject to a new cooling-off period, as described above).

 If the plan is designed to effect the open-market purchase or sale of the total amount of securities subject to such plan as a single transaction (a “single-trade plan”), the person entering into (or modifying) the plan must not have entered into (or modified) another single-trade plan in the prior 12-month period that also qualified for the affirmative defense under Rule 10b5-1.

 In the case of Officers and Directors, the adoption, modification, or termination of a plan, the material terms of a plan (other than price), and transactions pursuant to a plan will be publicly disclosed in accordance with the applicable laws, rules, and regulations of the Securities and Exchange Commission.

 In connection with the entry into (or modification of) a plan, an Officer or Director should consider, in consultation with the Chief Legal Officer, Section 16(b) of the Exchange Act. Most transactions under Rule 10b5-1 trading plans are likely to involve open-market sales or purchases that could be matched with opposite-way transactions within less than six months to produce profits recoverable by the Company under Section 16(b). An Officer or Director establishing a plan should determine whether there are any potentially matchable transactions in the past, or in the future, that could cause profits from plan transactions to be recovered by the Company under Section 16(b).